Exhibit 99.1

Nicolas Bichot*
Patrice Couturier*
Mathieu Odet*
Caroline Ledoux*
Curtis, Mallet-Prevost, Colt & Mosle
(France) LLP
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* Members of

To: EUPEC International Group Limited

Paris, December 19, 2025

RE:  LEGAL OPINION ON FRENCH LAW IN CONNECTION WITH THE PROPOSED OFFERING AND LISTING OF THE CLASS A ORDINARY SHARES OF EUPEC INTERNATIONAL GROUP LIMITED ON THE NASDAQ STOCK MARKET (“NASDAQ”) (“PROPOSED LISTING”)

1.	Introduction

We have been instructed to issue this legal opinion (“Opinion”) in our capacity as French legal counsel to EUPEC International Group Limited, a company incorporated under the laws of the Cayman Islands (the “Company”), in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), relating to the proposed offering by the Company of its Class A Ordinary Shares.

2.	Purpose

This Opinion is given to the Company solely for its benefit in connection with the Company’s Registration Statement, filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on December 19, 2025, including all amendments or supplements thereto, under the U.S. Securities Act of 1933 (as amended) and the Company’s Proposed Listing.

3.	Opinion

Based on the foregoing and on the documents listed in Schedule (the “Documents”) and subject to the qualifications herein, we are of the opinion that:

3.1.	Incorporation of the French Subsidiary

a)	The 100% owned subsidiary of the Company, EUPEC International SAS (France) (the “French Subsidiary”), which is a simplified joint-stock company (société par actions simplifiée) incorporated under the laws of France on April 25th, 2022, has been duly incorporated under identification number 912 832 003 with the trade and companies registry of Dunkirk, is validly existing.

b)	The French Subsidiary has all necessary corporate powers and authorities to own, use, lease and operate all its assets and to conduct its business in accordance with its constitutional documents.

3.2.	Capitalization

a)	As at the date of this Opinion, the share capital of the French Subsidiary amounts to € 1,000,000, divided into 1,000,000 ordinary shares, all of the same category, fully issued and fully paid.

b)	The share capital of the French Subsidiary has been fully paid in accordance with its constitutional documents and applicable laws of France. The equity interest in such share capital is legally owned by the Company, and the Company is the legal and beneficial owner of the shares in the French Subsidiary. There are no governmental authorizations required under laws of France in relation to the ownership of the shares in the French Subsidiary.

3.3.	No Bankruptcy Proceedings

a)	To the best of our knowledge, the French Subsidiary is not subject to any insolvency procedure governed by French law.

b)	No resolution has been passed for the winding-up of the French Subsidiary.

c)	No step has been taken to commence any moratorium or insolvency proceedings in respect of the French Subsidiary or to appoint an administrator, receiver or trustee of any of the assets of the French Subsidiary.

3.4.	Corporate Structure

a)	The direct ownership structure of the French Subsidiary as set forth under the section captioned “Business - Corporate History and Structure” in the Registration Statement is current and correct as of the date of this Opinion.

3.5.	Statements in the Prospectus

a)	All statements set forth in the Registration Statement under the captions “Risk Factors—Risks Related to Our Operations in France”, “Enforceability of Civil Liabilities - France”, “Government Regulation - Regulation in France” and “Material Tax Considerations - French Tax Considerations” in each case insofar as such statements describe or summarise French laws or proceedings referred to therein, are true and accurate in all material respects, and fairly present and summarise in all material respects the French laws or proceedings referred to therein, and nothing has been omitted from such statements which would make the same misleading in any material respects.

4.	Qualifications

Our Opinion is subject to the following qualifications and comments, without which it cannot be interpreted:

a)	Our Opinion in sections 3.1 and 3.3 is based solely and respectively on the certificate of registration (extrait K-bis), the certificate of non-bankruptcy and the other Corporate Documents as well as the Letter of Affirmation, referred to in Schedule, and such Opinion is expressed as of the date of said certificate of registration, certificate of non-bankruptcy and Letter of Affirmation A certificate of registration and a certificate of non-bankruptcy do not allow for a conclusive determination as to whether, on the date on which said extract or certificate was issued, the company to which they relate was subject to:

○	a decision or measure to cancel, dissolve, or cease activity, a state of insolvency, receivership, safeguard, or judicial liquidation proceedings, or an order for a temporary suspension of proceedings issued in the context of conciliation proceedings or a judgment approving the conciliation agreement, as such decisions or measures are not necessarily immediately reported to the clerk of the competent commercial court and, once the clerk has been informed, are not necessarily immediately entered in the trade and companies registry;

○	an alert procedure initiated by the company’s employee representative bodies or auditors or by the commercial court, or the appointment of an ad hoc representative by the commercial court, or a conciliation procedure, as such procedures are not subject to publicity or registration in the trade and companies registry.

b)	In France, there is no register kept by a public authority or independent body relating to the shareholding structure of companies whose securities are not listed on a regulated market. The only source of information in this regard is the register of shares transfers of the company concerned, which is kept by the company itself under its sole responsibility and without external control. Our Opinion is based solely on a reading of the register of shares transfers and the individual shareholders accounts of the French Subsidiary, and no verification of the entries contained in this register and these accounts has been carried out.

c)	For the purposes of this Opinion, we have assumed, without independent verification on our part, that:

○	all signatures on the originals of the documents we have reviewed are authentic, the documents presented as originals were authentic, the copies of the documents we have reviewed are complete and consistent with the originals, and all information contained in said originals or copies continues to be accurate as of the date hereof;

○	the factual information contained in the documents referred to in Schedule is accurate;

○	the information contained in the certificate of registration (extrait K-bis) mentioned in Schedule remains accurate and valid as of the date hereof, subject to transactions to be carried out as of the date hereof and giving rise to an amendment to said certificate of registration;

○	the French Subsidiary has not been in a state of insolvency since the date of the certificate of non-bankruptcy referred to in Schedule;

○	the bylaws of the French Subsidiary dated 16 September 2024 are up-to-date and have not been amended by any corporate decision since then until the date hereof.

d)	Although we do not express any opinion on the matter, our Opinion may be affected by any law affecting the rights of creditors, including, without limitation, book six (Business Difficulties) of the French Commercial Code, Regulation (EU) 2015/848 of the European Parliament and of the Council of May 20, 2015 on insolvency proceedings, and their implementing texts.

e)	We have relied on the truth, accuracy and completeness of factual statements or representations provided to us by any director, officer, or other representative of French Subsidiary, whether or not in writing, in respect of matters concerning the Company and the French Subsidiary.

f)	We have not reviewed any other documents relating to the French Subsidiary other than those listed exhaustively in Schedule.

g)	This Opinion is limited strictly to the matters stated herein and does not apply by implication to any other matters.

h)	We express no opinion with regard to the effect of any systems of law (other than French law) including in cases where, under French law, any foreign law should be applied, and we therefore assume that any applicable law (other than French law) would not affect or qualify this Opinion.

i)	This Opinion relates only to the laws of general application in France as at the date of this Opinion and shall be construed in accordance with French laws and regulations which are in force as at the date of this Opinion; and

j)	No obligation is assumed to update this Opinion in respect of any changes of law or other matters (including matters of fact) coming to our knowledge and occurring after the date of this Opinion, which may affect this Opinion in any respect.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the references to our name in such Registration Statement. By giving this consent, we do not admit that we fall within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Bichot & Associés A.A.R.P.I

Bichot & Associés A.A.R.P.I

SCHEDULE
Documents

For the purposes of this legal opinion, we have reviewed the following Documents relating to the French Subsidiary:

1.	Corporate Documents

-	a copy of the updated bylaws as of September 16, 2024.

-	the share transfer register and individual shareholder accounts updated as of July 17, 2025.

-	the certificate of registration (extrait K-bis) dated 19 December 2025, updated as of 18 December 2025.

-	a copy of the certificate of non-bankruptcy issued by the Dunkirk trade and companies registry dated 19 December 2025, updated as of 18 December 2025.

2.	Sections of the Registration Statement

-	“Corporate History and Structure”, as far as it refers to France.

-	“Risk Factors - Risks Related to Our Operations in France”, as far as it refers to France.

-	“Enforceability of Civil Liabilities – France”, as far as it refers to France.

-	“Government Regulation - Regulation in France”, as far as it refers to France.

-	“Material Tax Considerations - French Tax Considerations”, as far as it refers to France.

3.	Letter of Affirmation

-	the letter of affirmation signed by the president and the managing director of the French Subsidiary dated 18 December 2025.

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